EXHIBIT 10.1
                                                CONFIDENTIAL TREATMENT REQUESTED

                           MASTER FACILITIES AGREEMENT

         This Master Facilities Agreement ("Agreement") is entered into as of this 31st day of May, 2000 ("Execution Date") between FIBER TECHNOLOGIES OPERATING COMPANY, LLC, a Delaware limited liability company, having its principal place of business at 140 Allens Creek Road, Rochester, New York 14618 ("Grantor") and CHOICE ONE COMMUNICATIONS INC., a Delaware corporation, having its principal place of business at 100 Chestnut Street, Suite 600, Rochester, New York 14604 ("Grantee") (hereinafter, each, individually, "Party," and, collectively, the "Parties").

                                    RECITALS

         Grantor is in the process of designing, constructing and operating fiber optic communication networks in metropolitan areas throughout the Northeast and Mid Atlantic areas of the United States as more particularly described and depicted in Exhibit "A" attached hereto, as may be amended pursuant to Sections 2.4 and 15.1 herein, and Grantee desires to be granted an exclusive, indefeasible right to use ("IRU") fiber optic telecommunication fibers within Grantor's System, as defined hereinafter, for use by Grantee.

         In consideration of the mutual promises set forth below, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Grantor and Grantee agree as follows:

1.       DEFINITIONS.

         Unless otherwise defined in this Agreement, the following terms shall have the following definitions:

         1.1 ACTUAL COST. Actual direct costs paid or payable in accordance with the established accounting procedures generally used by the Party and which it utilizes in billing third parties for reimbursable costs, which shall be limited to the following: (a) internal labor costs, including wages and salaries, and benefits and overhead (provided that the cost of such benefits and overhead do not exceed 30% of such wages and salaries), and (b) other direct costs and out-of-pocket expenses on a passthrough basis (E.G., equipment, supplies, contract services, etc.).

         1.2 CABLE. Fiber optic cable with fiber optic filaments contained in any suitable jacketing or sheath that is the subject of this Agreement and that is comprised of fiber optic cable that is already in place, or is yet to be installed, and to which Grantor will have access by ownership, lease, right to use, or otherwise, as shown in Exhibit "A" attached hereto. To the extent more than one Cable is used to construct or provide the Route(s), the term `Cable' as used herein shall be deemed to include the plural where appropriate in context.

         1.3 CABLE ACCESSORIES. The attachment and suspension hardware, splice closures and other components necessary either for the placement of the Cable in the

         * Portions of this Agreement have been omitted and filed separtely with the Commision pursuant to an application for confidential treatment under Rule 246b-2.

                  underground or overhead or for the continuity of the fiber filaments within the structures.

         1.4 CABLE PARAMETERS. The design parameters for the Cable set forth in Exhibit "B".


         1.5 CHOICE ONE MARKETS. The metropolitan areas listed in Exhibit "G" hereto, which may be amended pursuant to Section 2.4 herein.

         1.6 CLAIMS. Any and all liabilities, damages, losses, claims, demands, judgments, costs, and expenses including, without limitation, any claim for personal injuries, property damage, or infringement of patent or trade secret, made by Third Parties.

         1.7 CONTRACTOR. The person or persons selected by Grantor to build and install new Cable along the Route.


         1.8 DEMARCATION POINT. A point on one side of which is Grantee's responsibility for liabilities, ensuring connections, and paying for and installing Equipment, termed Premise Side; the other side of the Demarcation Point shall be termed Network Side, and which point shall be located in the cable vault or telephone equipment room, typically located in the basement, of the serving building, except the Demarcation Point shall be located in each of the Choice One Regional Switch Centers, as listed on Exhibit "G" hereto and delineated on Exhibit "A" hereto.

         1.9 EQUIPMENT. The power equipment, electronic and optronic equipment including, without limitation, repeaters, junctions, patch panels, alarm monitoring equipment and other equipment necessary to provide a network of fiber optic transmission capacity located on the Premise Side of the Demarcation Point. The word "equipment," when not capitalized, refers to equipment of any type.

         1.10     EVENT OF ABANDONMENT. The act of withdrawing or ceasing
                  to or use the Cable, Grantee Fibers, Cable Accessories and/or equipment for a period of one hundred eighty (180) days or longer with the intent of never again claiming a right or interest therein.

         1.11 EXECUTION DATE. The date upon which this Agreement is fully executed by all Parties hereto.


         1.12     FIBERS. The fiber optic filaments contained in the Cable.


         1.13 FIBER MILES. The product arrived at by multiplying Route Miles by the number of Grantee Fibers in the Route.


         1.14 FIBER RING. The Route Segments within a City Route that when constructed form a closed loop with diverse access connectivity as set forth on Exhibit "A", as amended from time-to-time.

         1.15 FIBER SPUR. A Route Segment that connects to a Fiber Ring, directly or indirectly, but does not connect with other Route Segments to form the ring architecture.

         1.16 GRANTEE FIBERS. The fiber optic filaments (the number of which are set forth in Sections 2 and 24 herein, and as from time-to-time agreed to by the parties pursuant to Sections 2 and 24) in the Cable that Grantor has granted an IRU to Grantee and that Grantee may use for the term of this Agreement, pursuant to the terms and conditions herein.

         1.17 GRANTEE'S SYSTEM. The telecommunications facilities owned or controlled by Grantee on the Premise Side of the Demarcation Points including, without limitation, all associated Equipment.

         1.18 GRANTOR FIBERS. All fibers in the Cable which is the subject of this Agreement, other than Grantee Fibers.


         1.19 GRANTOR'S SYSTEM. The fiber optic communications network to be constructed in metropolitan areas throughout the Northeast and Mid-Atlantic region of the United States, including Fiber Rings and Fiber Spurs, as more fully described and depicted in Exhibit "A" hereto, as amended from time to time.

         1.20 MFN PERIOD. The period between the Execution Date and the earlier of (i) a "Liquidity Event" or "Public Sale" as those terms are defined in a certain Amended and Restated Operating Agreement of Fiber Technologies, LLC, of even date herewith by and between the Grantee and others unless such Liquidity Event occurs within three (3) years of the Execution Date of this Agreement then in that case the date which is three (3) years following the Execution Date hereof, or (ii) the date which is five (5) years following the Execution Date of this Agreement.

         1.21 NETWORK SIDE. The side of the Demarcation Point on which the Cable is located prior to termination.


         1.22 PREMISE SIDE. The side of the Demarcation Point on which Grantee's and/or a Third Party's Equipment is located after the termination of the Cable.

         1.23 PROGRAM MANAGERS. Individuals designated by each Party to coordinate with his or her counterpart the approvals necessary under the Agreement as defined in Section 22.1.

         1.24 PROPRIETARY INFORMATION. Any privileged and non-public proprietary information, claimed to be secret, and/or confidential which is marked "Confidential," and which constitutes the exclusive property, trade secrets, or confidential information of a Party.

         1.25 PRO RATA. As used in this Agreement, pro rata means a share in the same proportion as Grantee Fibers are to the total number of Fibers in the Cable installed on the Route.

         1.26 ROUTE. The path on which the Cable will be located as shown in Exhibit "A", as amended from time-to-time, which will identify the routes along which

                  (a) construction will take place on the fiber optic cable installation or (b) Grantor has access to fiber optic cable for use by Grantee and Grantor in accordance with this Agreement. To the extent more than one geographical route is identified on Exhibit "A" hereto (whether on the Execution Date or as later added by amendment of this Agreement), the term `Route' as used herein shall be deemed to include the plural where appropriate in context. Each separate Route for each of the individual metropolitan areas described in Exhibit "A" shall be the "City Route" for that particular metropolitan area.

         1.27 ROUTE MILE. A one (1) mile length of the Cable along the-Route or Route Segments. Fractional portions of a Route Mile shall be expressed as a fraction.

         1.28 ROUTE SEGMENT. A portion of the Route between any two of the designated points set forth in Exhibit "A".


         1.29 THIRD PARTY. Any party, person or entity that is not a signatory to this Agreement or an affiliate of a signatory and any party, person, or entity that is not a successor or permitted assignee of the signatories hereto.

         1.30     USE CHARGE. As defined in Section 15.1 of this Agreement.


         1.31 UTILITY AGREEMENTS. Any and all applicable governmental or non-governmental franchises, leases, licenses, rights of way, easements, pole attachment agreements, permits, approvals, orders, consents, contracts, agreements or other rights of any nature pursuant to which the Grantor has or will obtain any rights to install, construct, or maintain all or any portion the Grantor's System.

2.       GRANTEE'S ACCEPTANCE OF IRU

         2.1 GRANT OF IRU. Subject to the terms and conditions of this Agreement, Grantor hereby grants to Grantee an exclusive, IRU to use four (4) Fibers in the Cable in the Fiber Ring or Rings in thirteen (13) City Routes of the City Routes as set forth in Exhibit "A", as may be amended pursuant to Section 2.4 herein and as designated by Grantor pursuant to Section 2.3 herein ("Designated City Routes"), and up to four (4) Fibers in the Cable over Fiber Spurs, as requested by Grantee as reflected on Exhibit A-1, as may be amended pursuant to
                  Section 2.4 herein and designated by Grantor in its sole discretion and within the Designated City Routes. Grantee agrees to accept said IRU for the Fiber Ring or Rings and the Fiber Spurs within the Designated City Routes, and the obligations under this Agreement, including, without limitation, the payment of the Use Charge set forth hereinafter, subject to the express terms and conditions of this Agreement.

         2.2 GRANTOR'S CONSTRUCTION OBLIGATIONS. To the extent that Grantor commences construction of any City Routes, Grantor shall be required to commit to, and begin, construction of thirteen
                  (13) Choice One Markets prior to initiating construction of a City Route in a non-Choice One Market unless consented to by Grantee.

         2.3 SELECTION OF THIRTEEN (13) MARKETS. Grantor shall have the absolute right and discretion to determine which City Routes set forth in Exhibit "A", as may be amended from time to time pursuant to Section 2.4, it will construct and designate as being subject to this Agreement up to a maximum of thirteen
                  (13) City Routes from the Choice One Market listed in Exhibit "G" (each such designated route hereinafter referred to as a "Designated City Route"). Unless Grantor has commenced construction of, and has agreed to a construction schedule pursuant to Section 4.1, or has provided Grantee with a written commitment to construct the City Routes in the fast twelve (12) Choice One markets listed in Exhibit "G", as it exists an the Execution Date, on or before December 31, 2000, Grantee shall have the right to give written demand to Grantor to identify which City Routes in the first twelve (12) Choice One Markets Grantor will not construct. Grantor shall have sixty (60) days from receipt of Grantee's written demand to notify Grantee in writing which City Routes mi the first twelve (12) Choice One Markets it will not construct and designate as being subject to this Agreement. Upon such notification, all such City Routes which Grantor has declined to construct shall be removed as Choice One Markets and shall not be or become a Designated City Route, provided that such election and notification by Grantor shall not affect any of its obligations under Section 2.2 herein.

         2.4 AMENDMENTS TO EXHIBIT A AND ASSOCIATED EXHIBITS. The Parties agree and acknowledge that on the Execution Date Exhibit "A" includes City Routes for fifteen (15) of the seventeen (17) Choice One Markets set forth on Exhibit "G". The Parties further agree and acknowledge that Grantee will identify in writing to Grantor three.(3) additional Choice One Markets within one hundred twenty (120) days of the Execution Date of this Agreement such that the total number of Choice One Markets which will be subject to this Agreement will be twenty
                  (20) and Exhibit "G" shall be amended to include such additional Choice One Markets. It is the intention of the Parties that Exhibit "A" will be amended by mutual agreement of the Parties to include City Routes for all twenty (20) of the Choice One Markets. Within sixty (60) days of the date upon which Grantee provides Grantor with all information reasonably required for the initial design of each City Route in a Choice One Market not already set forth in Exhibit "A". Grantor will design such City Route and will provide Grantee with a written design of said City Route in the form as set forth in Exhibit "A". The Parties shall diligently, in good faith, and in an expeditious manner negotiate and agree upon amendments to Exhibit "A"' to incorporate the City Routes for the five (5) additional Choice One Markets, and all amendments to Exhibit A-1, C, D and G which are required as a result of any such amendment to Exhibit "A".

         2.5 CABLE MEASUREMENT. All of the Cable upon the Route Segments shall be measured on a linear mileage basis, using actual "field verified" linear mileage measurement.

         2.6 LIMITATIONS OF RIGHT. The rights granted to Grantee under this Agreement shall be limited to include only the right to use the Grantee Fibers as set forth in

                  Section 7.2 herein and such other rights as are specifically set forth in this Agreement.

         2.7 CONNECTION TO GRANTEE FIBER. Grantee's right of use hereunder shall include a right to connect, at Grantee's expense, Grantee Fibers to Grantee's System or to the fibers or system of a Third Party using a Grantee's or Third Party's right of way at any Demarcation Point. In the event of use of connections to the Cable installed on the Route from public and Third Party private property, Grantee shall designate the location and manner in which such connections will be made at the Demarcation Point.

3.       ENGINEERING AND DESIGN

         3.1 The Cable shall be constructed consistent with the specifications set forth in the Cable Parameters in Exhibit "B". These Cable Parameters were agreed to by the Parties and are intended to ensure that the Parties design, engineer, construct, maintain, and use the Cable consistently with applicable laws, regulations and in a manner so intended not to conflict physically or otherwise interfere with joint users of the Cable, Cable Accessories, or any other property needed in the installation, construction, maintenance or use of the Cable.

         3.2 Grantee shall design, at Grantee's sole cost and expense, all Equipment that will be used in connections of Grantee Fibers to Grantee's System or that will be located on the Premise Side of the Demarcation Point, including all new access facilities to its end-users' buildings, which design shall be compatible with the Cable Parameters and subject to the approval of Grantor prior to installation by Grantee.

         3.3. The Parties may change the Cable Parameters from time to time, but only by mutual written agreement.

4.       INSTALLATION AND CONSTRUCTION

         4.1 COMMITMENT AGREED UPON BY GRANTOR TO COMPLETE ROUTE. Grantor shall perform, or cause to be performed, such work if any, at its expense, as may be required for placement of the Cable on or in the Designated City Routes. Grantor shall use all commercially reasonable efforts to place the Cable along the Designated City Routes. At the time of strand mapping of the Designated City Routes, Exhibit "A" and "C" shall be amended to reflect the-Routes and Route Miles reflected on the strand map for such Designated City Route. In the event that the Routes as placed and installed deviates from the Routes set forth in Exhibit "A" as amended after strand mapping, the Grantee shall be responsible to pay the applicable Use Charge based upon the actual Route Miles of the Cable in the applicable City Route up to a maximum of one hundred fifteen percent (115%) of the Route Miles for such City Route set forth in Exhibit "C", as amended after strand mapping. Grantor shall purchase, or cause to be purchased, the fiber optic cable, hardware and any other property necessary to constitute the

                  Cable and Cable Accessories. The Parties shall diligently and in good faith and no later than six (6) months from the Execution Date of this Agreement, negotiate and agree upon an initial schedule by which the Grantor shall construct and install each City Route ("Initial Construction Schedule") as set forth on Exhibit "A" as existing on the Execution Date attached to and made a part of this Agreement, including any form or penalties or discounts applicable to a failure by the Grantor to meet such completion dates, as generally described in Exhibit "D" hereto; provided, however, this provision shall not preclude the Parties from amending the Initial Construction Schedule for a City Route, if mutually agreed to by the Parties. Upon agreement by the Parties of the Initial Construction Schedule for each City Route, the Parties shall execute an amendment to Exhibit "D" setting forth the agreement for completion of each City Route. Grantor agrees to build the Cable to each Choice One Regional Switch Center in each Designated City Route such that the Regional Switch Center has diverse access to the applicable City Route, and that the Choice One Regional Switch Center will form part of the applicable City Route Fiber Ring.

         4.2 ROUTE SPECIFICATIONS. Grantor will provide the fiber optic cable and all associated Cable Accessories for its placement on the Route in each Designated City Route to the Demarcation Points as agreed upon by the Parties pursuant to Section 5 below.

         4.3 PUBLIC RIGHTS OF WAY, AGENCY FEES, TAXES. Grantor shall ensure that all permits or consents required to perform the installation of the Cable on the Route in each Designated City Route are acquired, and Grantor shall pay, or cause to have paid, all fees and taxes required for the purchase and installation of the Cable.

5.       POINT OF DEMARCATION; EXTENSIONS

         5.1 MARKING. The specific locations of the Demarcation Point(s), Premise Side and Network Side for each City Route shall be determined by mutual agreement between the Grantor and Grantee during the design, engineering and permitting phases of construction for such Route(s). Upon agreement of the Parties of the Demarcation Point(s) for each City Route, the Parties shall execute an amendment to Exhibit "A" setting forth the Demarcation-Point(s) for each City Route, at each splice point where Grantee Fiber connects to the Route.

         5.2 GRANTEE RESPONSIBILITY. Grantee shall pay for, install, construct, maintain, secure rights of way and easements for and otherwise be responsible for all Equipment on the Premise Side (including without limitation any costs or liabilities associated with such Equipment) all at Grantee's sole cost and expense. Grantee shall ensure that the Equipment on the Premise Side shall be designed in a manner that is consistent with the specifications set forth in Exhibit "B" and will not conflict physically or otherwise or interfere with joint users of the Cable, Cable Accessories, Structures or any other property needed in the installation, construction, maintenance or use of the Cable. With respect to any Equipment on the Premise Side, Grantee agrees and represents that Grantee or its end-users shall obtain approval from the owners of any property as to any use thereof by Grantee or its end-users for the physical location of installation, maintenance and operation of Equipment. Grantee shall also obtain any government approvals necessary for the installation, maintenance, and ownership of Equipment installed and/or used on the Premises Side of the Demarcation Point, consistent with the terms of Section 8. Grantee acknowledges and agrees that connectivity into buildings on the Premise Side is solely Grantee's responsibility and at Grantee's expense.

         5.3      EXTENSIONS.


                  a. At any time during the term of this Agreement, Grantee may request Grantor to construct and install, but Grantor shall not be obligated to construct and install, extensions to any Designated City Route(s). Each such request shall contain such information, including the Routes, location of connection points, network architecture and Cable Parameters and the proposed commencement date, as Grantor may reasonably require to assist it in determining whether it will construct and install such extension. Upon agreement between Grantor and Grantee as to the construction, installation and IRU of any such extensions, and Grantee's acceptance of the Fibers granted by IRU to Grantee within said extension, the Parties will execute a Schedule setting forth the license terms and shall execute an amendment to Exhibit "A" describing said extension to the Designated City Route(s) and any additional Demarcation Points.

                  b. In the event that the Grantor shall decline to construct and install any extensions to any Designated City Route(s) requested, Grantee may construct or install or cause to be constructed or installed by a third party contractor approved in writing by the Grantor, which approval shall not be unreasonably withheld, such extensions to the Designated City Route(s), provided that the specifications, design, construction and installation of such extensions shall be compatible with, and shall not cause any negative impact upon or damages to the Grantor System or any Cable, Cable Accessories or Grantor Fibers within the Grantor System determined by Grantor, and shall be approved in writing by Grantor. The Grantor shall have the sole right to perform any splicing or connection of the extensions to the Route, Cable, Fibers and/or-Grantor System. The Grantee shall pay to Grantor a fee as agreed to between the Parties prior to the construction and installation of any extensions for the splicing or connection work to be performed by the Grantor, which fee shall not be greater than the Grantor's Actual Costs.

6.       MAINTENANCE AND REPAIR

         6.1 GRANTOR'S OBLIGATIONS. Grantor shall have the sole obligation and right to maintain and repair the Cable and Cable Accessories, including, without limitation, Grantee Fibers and Grantor Fibers. Grantor shall maintain and repair, or cause to be maintained and repaired, the Cable and Cable Accessories in a good operating condition and pursuant to the Cable Parameters, all applicable manufacturer's specification, industry standards, building, construction and safety codes, as well as any and all other material, applicable governmental laws, statutes, rules, regulations, codes and ordinances.

         6.2 DAMAGE BY GRANTEE. If all or any part of the Grantee Fiber, Cable or Cable Accessories require restoration, replacement or repair as a result of the negligence or willful misconduct of Grantee, its employees, agents or contractors or caused by Grantee's System or any of Grantee's Equipment or used in connection with the Grantee Fibers, such repair, replacement and/or restoration will be made by Grantor at Grantee's sole cost and expense in accordance with Grantor's Actual Cost, plus any applicable taxes.

         6.3 INSPECTION. Grantor shall have the right to inspect the Grantee's System and Grantee's use of the Cable during normal business hours upon twenty four (24) hours notice to Grantee or immediately, with notice, in the event of any emergency situations. The right to inspect shall include the right of access to any property owned, leased or otherwise controlled by the Grantee, which access shall be at a time mutually acceptable to the Parties.

         6.4 CHANGES TO CABLE AND CABLE ACCESSORIES. Grantor may make such changes and alterations to the Cable or Cable Accessories as Grantor determines are necessary or advisable in its sole discretion provided that such changes or alterations do not
                  (1) alter the number of the Grantee Fibers, (2) alter the location of the Demarcation Points, (3) alter the Cable Parameters, or (4) impair the use of the Grantee Fibers under this Agreement.

7.       TITLE, USE AND TAXES

         7.1 TITLE. Grantor retains all rights, title and interest in the Cable, Cable Accessories, Fibers and Grantor System subject only to the grant of use provided to Grantee pursuant to this Agreement. Neither the grant of use or other provision of the Grantee Fibers or any other facilities or services by Grantor to Grantee nor the payment by Grantee of the fees or charges therefor to Grantor shall constitute, create, or vest any easement or any other ownership or property rights in the Grantee Fibers, Cable or, other facilities or property of Grantor.

         7.2 USE BY GRANTEE. Grantee acknowledges and agrees that the Grantee Fibers are provided for use exclusively by Grantee and or affiliated entities which control or are controlled by the Grantee for the provision of services to Grantee's customers. Grantee will not permit, or provide access to, use of the Grantee Fibers as "dark fibers" (as such term is commonly understood in the telecommunications industry) to any third party whether by sublease, license, sublicense, sale, resale, or any other form of transfer, disposition or agreement without the express written consent of Grantor, which consent may be given or withheld in Grantor's sole discretion.

         7.3 INCOME TAXES. Grantee and Grantor agree that each Party will be responsible for paying its own existing or future federal, state and local income, franchise and/or other similar existing or future taxes imposed on business activities or entities. Grantor and Grantee agree that Grantor will be responsible for paying any and all existing or future federal, state or local income taxes imposed on the receipt of payments made by Grantee to Grantor under this Agreement.

         7.4      SALES TAXES.

                  a. Grantee and Grantor agree that Grantor will be responsible for paying any and all existing or future sales, use, excise or other transfer or transactional taxes imposed or levied by any federal, state or local taxing authority on purchases of materials and/or equipment for use in construction of the Cable, including any sales, use, excise or similar taxes imposed on installation charges and freight charges, or similar charges on intangible property associated with the construction of the Cable. Grantee agrees to cooperate in any proper claim of exemption or exclusion from such taxes which Grantor may assert for such purchases; such cooperation would include (though would not be limited to) providing any required certificates and/or other documentation of such purchases to which it may be a party. Grantee agrees to provide Grantor with all documentation of any such purchases to which it may be a party and agrees that Grantor has no obligation to reimburse Grantee for any such taxes without such documentation.

                  b. Grantee and Grantor agree that Grantee will be responsible for paying any and all existing or future sales, use, excise or other transfer or transactional taxes imposed or levied by any federal, state or local taxing authority on the Use Charges and/or other payments made by Grantee to Grantor for the use by Grantee of Grantee Fibers.

         7.5 LEVY. Grantor agrees that Grantor will properly remit all tax payments in a timely manner to the applicable taxing authorities or governmental agencies and will not cause the Cable to be levied, attached, or otherwise encumbered by any taxing authority or governmental agency through any failure to remit such payments, unless Grantor shall contested the payment of any such taxes.

         7.6 REVERSION. Grantee's right to use the Grantee Fibers shall revert to Grantor upon termination of this Agreement or termination of any Route Segment with respect to any Grantee Fibers within that Route Segment.

8.       GOVERNMENT APPROVALS, PERMITS, AND CONSENTS

         8.1 GRANTEE OBLIGATIONS. Except as provided in Section 8.2, Grantee at its sole cost and expense, shall obtain and maintain any and all necessary permits, licenses, easements, franchises and approvals that may be required by federal, state or local law, statute, regulation or ordinance as may now or in the future be applicable to its use of the Grantee Fibers under the terms and conditions of this Agreement. Grantee represents and warrants that it will use the Grantee Fibers, or cause the Grantee Fibers to be used, in material compliance with all federal, state and local applicable government laws, statutes, rules, regulations, codes and ordinances with respect to or relating to the Grantor Systems, Cable or Grantee Fibers and in material compliance with the terms and conditions: of this Agreement. Grantee may use the Grantee Fibers for any lawful purposes, subject to the provisions of Section 7.2 herein.

         8.2 GRANTOR'S OBLIGATIONS. During the term of this Agreement, Grantor shall obtain, or cause to be obtained, all approvals, permits, licenses, easements, franchises, and consents that may be required from all federal, state, and local authorities regarding the ownership, installation, maintenance, or replacement of the Cable upon the Route Segments subject to such jurisdiction. Grantor represents and warrants that it is and will continue to be in material compliance with all applicable government codes, ordinances, laws, rules and regulations relating to its ownership, control, operation, and/or maintenance of the Cable.

         8.3 This Section 8 shall survive any termination or expiration of this Agreement.

9.       LIENS

         9.1 Grantee acknowledges that it has no title to and cannot in any way encumber the Cable, Cable Accessories, the Structures, or any other property that is the subject of this Agreement that is not owned by Grantee (including, without limitation, rights-of-way and Grantor Fibers), without prior notice to and consent of Grantor which consent may be granted or withheld in Grantor's sole discretion.

         9.2 If, notwithstanding Section 9.1, any property of Grantor or its affiliates becomes encumbered by any unauthorized liens, claims, or other encumbrance as a result of any act or omission of Grantee, Grantee shall promptly take all commercially reasonable actions necessary to remove such encumbrances from Grantor's and its affiliates' property. If the property of Grantor or its affiliates becomes encumbered as a result of the acts or omissions of Grantee, Grantor shall have the right, in addition to all other available legal, equitable, and administrative rights and remedies, to withhold any payment due Grantee due under the terms of this Agreement until such encumbrance is removed; in addition, Grantee shall:
                  (1) within forty-eight (48) hours post a bond in an amount equal to the value of the encumbrance; (2) discharge the encumbrance as soon as possible, but no later than thirty (30) days; and (3) indemnify and hold harmless Grantor and its affiliates and their officers, directors, employees, agents, servants, and assigns from said encumbrance.

         9.3 This Section 9 shall survive the termination or expiration of this Agreement.

10.      REPRESENTATIONS AND WARRANTIES

         10.1 COMMON REPRESENTATIONS. Each of the Parties represents and warrants that it has full authority to enter into and perform this Agreement, that this Agreement does not conflict with any other document or agreement to which it is a party or is bound, and that this Agreement is fully enforceable in accordance with its terms.

         10.2 REPRESENTATIONS BY GRANTOR. Grantor represents and warrants that Grantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement and performance hereunder will not conflict with or violate or constitute a breach or default under Grantor's Certificate of Formation and will not violate any law, rule or regulation applicable to Grantor. Grantor will use commercially reasonable efforts throughout the term of this Agreement to obtain and maintain any and all authorizations' permits, approvals or agreements reasonably necessary to permit it to perform its obligations under this Agreement.

         10.3 REPRESENTATIONS BY GRANTEE. Grantee represents and warrants that Grantee is a corporation, validly existing and in good standing under the laws of Delaware and the execution and delivery of this Agreement and the performance thereunder will not conflict with or violate or constitute a breach or default under Grantee's Certificate of Incorporation and will not violate any law, rule or regulation applicable to Grantee. No consents need to be obtained from any governmental agency or regulatory agency to allow Grantee to execute and deliver this Agreement, other than those contemplated by Section 8. Grantee will use commercially reasonably efforts throughout the term of this Agreement to obtain and maintain any and all authorizations, permits, approvals or agreements reasonably necessary to permit it to perform its obligations under this Agreement.

11.      DISCLAIMERS

         11.1 OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 10.1 AND 10.2 OF THIS AGREEMENT, GRANTOR MAKES NO WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES IN CONNECTION WITH THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THIS SECTION 11 SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

         11.2 CONDITION OF CABLE. In the event that the Cable, including Grantee Fibers, does not operate within the Cable Parameters set forth in Exhibit "B", Grantor will use commercially reasonable efforts to enable Grantee (in cooperation with Grantor) to take advantage of any warranties or guarantees delivered or agreed to by the manufacturer of the installed Cable or the Contractor, to the extent permitted under any agreements with such manufacturer and Contractor and to the extent Grantee's pursuit of warranties or guarantees does not interfere with Grantor's or its affiliates' pursuit of similar claims against the manufacturer and/or Contractor, provided that Grantee indemnifies and holds Grantor harmless from any liabilities, including claims for damages and costs and attorneys, fees, resulting from or related to such Grantee efforts. Grantor makes no representations with respect to the Cable installed under this Agreement (including, without limitation, any Grantee Fibers contained in such Cable). Grantor shall not have any-liability whatsoever for, or in connection with, any Cable failure (including, without limitation, failure of the fibers contained in the Cable), unless such Cable failure is caused by the negligence or willful misconduct of Grantor. Grantor shall have no responsibility for Grantee's Equipment or any Equipment on the Premise Side of the Demarcation Point.

         11.3 SERVICE INTERRUPTION. In the event of any interruption of use by Grantee of any portion of the Grantee Fibers which is the result of a severance of or physical damage to the Grantee Fibers, and which is not caused by (1) Grantee's willful misconduct or negligence, or (2) a Force Majeure (as defined in Section 16), the Grantor's sole obligation shall be to provide a credit against Grantee's monthly payment of Use Charges for that month in which the interruption of use occurred which credit shall be as follows: (1) equal to one thirtieth (1/30th) of the monthly Use Charge for the City Route which is interrupted for every four (4) hours of service interruption up to six (6) consecutive periods, and (2) equal to 100% of the monthly Use Charge for the City Route for any interruption over twenty-four (24) consecutive hours. The remedy provided in this Section shall be Grantee's sole and exclusive remedy for `outages or interruptions of service. The foregoing notwithstanding, Grantee shall have no right to any credit, reimbursement or any other payment to the extent such service interruption or outage is caused in whole or in part by any act or omission of Grantee or by Grantee System, or in the event that the Grantee is in breach of any of the material provisions of the Agreement at the time of such service interruption.

12.      CASUALTY AND INSURANCE

         12.1 If any portion of the Cable is damaged or destroyed by casualty at any time during the term of this Agreement, Grantor will perform (or cause to have performed) the repairs in accordance with Section 6, and except to the extent such damage warrants termination of this Agreement pursuant to
                  Section 14.3. Grantee shall not be required to pay any cost of such repair due to damage or construction of the Cable or Cable Accessories caused by-casualty.

         12.2 Prior to execution of this contract, each of the Parties, at its own expense, shall provide and maintain in force during the term of this Agreement insurance in forms acceptable to the other Party, with the following minimum levels of coverage:

                  Commercial general liability

                  and automobile liability  $1,000,000 per person per occurrence

                  Property damage           $1,000,000 per occurrence

                  Umbrella/Excess Coverage  $15,000,000

                  Employer's liability:     $500,000 per occurrence,

                  Workers compensation:     statutory limits, in accordance with
                                            the laws of the states wherein
                                            operations under this Master
                                            Facilities Agreement will take
                                            place. Grantee shall be solely
                                            responsible for procuring, and
                                            paying for, insurance coverage for
                                            Grantee Fibers and Grantee Equipment
                                            satisfactory to Grantor.  Grantor
                                            shall be solely responsible for
                                            procuring and paying for, insurance
                                            coverage for Grantor Fibers, the
                                            Cable and the Cable Accessories.

                  Any such policy(ies) shall be procured from a responsible insurance company with a "Best" rating of A or better, licensed to write policies in each State in which a City Route is located evidencing such policy(ies) shall be delivered to the other Party within 30 days of the Execution Date. Not less than 30 days prior to the expiration date of such policies, certificates evidencing the renewal thereof shall be delivered to the other party. Such policies shall further provide that not less than 30 days' written notice shall be given to the other party before such policy(ies) may be canceled, materially changed or undergo a reduction in Insurance limits provided thereby. Grantor shall be named as an additional insured on the Grantee policy. The coverage required herein shall not be deemed to limit either party's liability under this Agreement. Upon mutual agreement of the Parties, increases in the amount of insurance coverage may be required which will be obtained by each party within 30 days after request of the other party.

13.      BREACH

         13.1 DEFINITION. If Grantee or Grantor shall take such action which is prohibited, in any material respect, by the terms of this Agreement, or fail to perform (whether any such failure shall arise as the result of the voluntary or involuntary action or inaction of such Party), in any material respect, any of its obligations set forth in this Agreement, including without limitation any violation of law (which is material and which adversely affects either Party's obligations under the Agreement), and such prohibited action of failure to perform is not excused by any provision of this Agreement and continues un-remedied for a period of thirty (30) days following written notice from the non-breaching Party or such shorter period as may apply under law or no period if such prohibited action or failure to perform is not susceptible to cure (the "Cure Period"), then such action or failure shall, upon and from the expiration of the applicable Cure Period, if any, constitute a "Breach"; provided, however, if a party has taken such measures to initiate a cure but such remedy will take longer than the applicable Cure Period, no breach shall be deemed occurred as long as such Party is using its best efforts to promptly cure such breach. Such Breach shall not be deemed to occur where such Breach is directly or primarily caused by the actions of another Party.

         13.2 CONSEQUENCES. In the event of a Breach, the non-breaching Party may, in its sole discretion, terminate this Agreement in accordance with Section 14.2 and have no further obligations or liability hereunder; except only that each Party shall pay the other Party any amounts due, owing and unpaid by such Party. The non-breaching Party shall also have the right to pursue any and all rights it may have against the breaching Party now or hereafter under the law, subject to the express limitations contained in this Agreement, including without limitation, t he right to seek injunctive relief to prevent the breaching Party from continuing to Breach its obligations under this Agreement.

         13.3 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO THE OTHER PARTY'S END-USERS, LICENSEES, GRANTEES, OR CUSTOMERS, WHETHER IN CONTRACT, TORT, OR OTHERWISE, INCLUDING STRICT LIABILITY, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ANY LOST BUSINESS DAMAGES IN THE NATURE OF LOST REVENUES OR PROFITS.

         13.4 FAILURE TO ENFORCE. The failure of any party to enforce or insist upon compliance with any of the terms or conditions of this Agreement, or to give notice or declare this Agreement or any authorization granted hereunder, terminated shall not constitute a general waiver or relinquishment of any term or condition of this Agreement, but such term or condition shall be and remain at all times in full force and effect.

14.      TERM AND TERMINATION

         14.1 PERIOD. The initial term of this Agreement shall be for a period of twenty (20) years commencing on the Execution Date ("Initial Term"), with an automatic renewal term of ten (10) years ("Renewal Term"), unless Grantee provides written notice of no less than one hundred twenty (120) days prior to the expiration of the Initial Term of its intent not to renew ("Initial Term" and "Renewal Term," collectively, "Term"); provided, however, that the Parties shall mutually agree to a Use Charge for the Renewal Term at the then fair market rate, pursuant to the procedures set forth in Exhibit "H" hereto. Additional renewal terms may be entered into by the mutual written agreement of Grantor and Grantee.

         14.2 EARLY TERMINATION OF AGREEMENT. This Agreement may be terminated prior to expiration of the Term upon any one of tile following events:

                  a. by the non-breaching Party following a breach of this Agreement by the other Party as set forth in and subject to Section 13, above;

                  b. by Grantor upon 30 days prior written notice upon an Event of Abandonment on all Route Segments by Grantee;

                  c. by the other Party if a Party (1) consents to the appointment of, or is taken in possession by, a receiver, trustee, custodian or liquidator of a substantial part of its assets, (2) files a bankruptcy petition in any bankruptcy court proceeding, (3) answers, consents or seeks relief under any bankruptcy or similar law or fails to obtain a dismissal of an involuntary petition within 60 days of filing, (4) admits in writing of its inability to pay its debts when due, (5) makes a general assignment for the benefit of creditors, (6) is the subject of an involuntary proceeding seeking to adjudicate that Party bankrupt or insolvent, or
                           (7) seeks reorganization, arrangement, adjustment, or composition of its or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

                  d. by the other Party if a Party fails to pay any undisputed amounts due when they become due under this Agreement where such Party is in arrears more than sixty (60) days past the due date and written notice of such arrears has been served at least ten
                           (10) days prior to termination;

                  e. by the other Party if a Party fails to maintain bonds and insurance required under Sections 9 and 12 of this Agreement throughout the term of this Agreement, and continues un-remedied for a period of thirty (30) days following written notice from the other Party;

                  f. by the other Party if a Party attempts to assign its rights or obligations under this Agreement in contravention of Section 21; or

                  g. by the other Party if a Party makes any representation or warranty in this Agreement, which is incorrect and has or may have a material and adverse effect on the other Party (as reasonably determined by such nonbreaching Party), and such incorrect representation or warranty shall continue unremedied for a period of 30 days after written notice of such incorrect representation or warranty (except only where this Agreement specifically provides additional time and/or other options or remedies for any such failure; or, with respect to an obligation that is susceptible of cure within a reasonable time period so long as such Party is using its best efforts to promptly cure).

         14.3 EARLY TERMINATION OF ROUTE SEGMENT(S). A particular Route Segment or Route Segments may be terminated to the expiration of the Term of the Agreement upon any one of the following events:

                  a. by Grantor, upon thirty (30) days prior written notice, upon an Event of Abandonment of a Route Segment(s) by Grantee; or

                  b. by Grantee, if Grantor fails to meet the completion date of a Route Segment or City Fiber Ring within one
                           (1) year of the completion date set forth on Exhibit "D" hereto as amended from time to time; or

                  c. by the other Party if a Party fails to pay any undisputed amounts due when they become due for the Route Segment(s) under this Agreement where such Party is in arrears more than sixty (60) days past the due date and written notice of such arrears has been served at least ten (10) days prior to termination;

                  d. or by the other Party if a Party attempts to assign its rights or obligations for a Route Segment(s) in contravention of Section 21.1.

         14.4     EFFECT OF TERMINATION.


                  a. Neither Party shall be entitled to, nor shall either Party be liable for, any refunds of amounts previously paid to the either Party by reason of early termination of this Agreement or termination of a Route Segment when termination is due to a Breach of this Agreement.

                  b.       A decision to terminate this Agreement under Section
                           14.2 or to terminate one or more Route Segments under
                           Section 14.3 shall not preclude the terminating Party or the other Party from pursuing any other legal, equitable or administrative rights and remedies; provided, however, that such rights and remedies shall at all times be subject to limitations under Sections 11 and 13.3.

                  c. Upon termination of this Agreement or particular Route Segment under this Section 14, the rights of use to Grantee Fibers within the terminated portion of the Route Segment shall revert to Grantor.

15.      COSTS/FEES

         15.1 USE CHARGE. Grantee shall pay to Grantor for the grant of the IRU relating to Grantee Fibers along each Designated City Route the use charge as set forth in Exhibit "E" annexed hereto (the "Use Charge"). In the event that Grantor and Grantee mutually agree, in their respective sole discretion, to add new Routes, segments and fibers to this Agreement, other than pursuant to Section 2 herein, the Exhibits hereto, including, without limitation, Exhibit "A", may be amended from time to time to reflect any such new Routes or segments mutually agreed to by the Parties (pricing with respect to any such new Routes or segments to be negotiated on a per fiber, per mile, per month basis), no such amendment shall be effective unless it is in writing and signed by both Grantee and Grantor.

         15.2 WHEN DUE. Grantee shall pay the Use Charge and any additional amounts payable to Grantor within thirty (30) days of invoicing. Invoicing shall begin as follows:

                  For each Route Segment within a Designated City Route, which has connectivity with the Choice One Regional Switch Center, invoicing of 100% of the Use Charge for the Route Segment shall begin upon the installation, testing, and acceptance of Grantee Fibers within such Route Segment pursuant to the procedures set forth in Exhibit `F" attached hereto ("Acceptance") unless the City Route Fiber Ring in which the Route Segment is a part is not completed (I.E., providing diverse access to the Choice One Regional Switch Center) within four (4) months of the acceptance date of the applicable Route Segment, at which time, Grantor shall reduce the Use Charge invoiced pursuant to the following schedule:

                  a. If the City Route Fiber Ring remains uncompleted after the end of the four (4) month period and up to the end of the sixth (6) month after Acceptance, Grantor shall reduce the invoice amount to 75% of the Use Charge for the Route Segment(s) during such time period;

                  b. If the City Route Fiber Ring remains uncompleted after the end of the 6th month and up to the end of the ninth (9th) month after Acceptance, Grantor shall reduce the invoice amount to 50% of the Use Charge for the Route Segment(s) during such time period;

                  c. If the City Route Fiber Ring remains uncompleted after the end of the ninth (9th) month after Acceptance, Grantor shall reduce the invoice amount to 25% of the Use Charge for the Route Segment(s) during such time period and the invoice amount shall remain at 25% of the Use Charge for the Route Segment(s), until the earlier of (i) completion of the City Route Fiber Ring, or (ii) the Grantee's termination of the Route Segment(s) as permitted under Section 14.3 herein.

                  Upon the completion of the City Route Fiber Ring, the invoice amount shall be increased to 100% of the Use Charge as of the last date of Acceptance of the Route Segments comprising the City Route Fiber Ring.

16.      FORCE MAJEURE

         16.1 FORCE MAJEURE EVENTS. Neither Grantee nor Grantor shall be liable for any failure or delay in performing its obligations-hereunder, or for any loss or damage resulting therefrom, due to the following Force Majeure Events:

                  a. fire, flood, strike or other labor difficulty, natural disasters, acts of God or public enemy, restraints or hindrance by any governmental or regulatory authority including, without limitation, unfavorable actions or failures to act of or by such authorities (except when the result of noncompliance with Section 10), war, insurrection, riot, or

                  b. any other causes beyond the Parties' reasonable control, or causes beyond the reasonable control of their suppliers.

                  c. ABATEMENT OF FORCE MAJEURE. To the extent practicable, both Parties shall be prompt in restoring normal conditions, establishing new schedules and resuming operations as soon as the event causing the failure or delay has ceased. Grantee shall promptly notify Grantor of any delay and its effect on the performance by Grantee. Grantor shall promptly notify Grantee of any delay in Grantor's performance.

                  d. SUSPENSION PENDING FORCE MAJEURE. If a Force Majeure Event should occur, then, the Parties' performance of-this Agreement shall be suspended for so long as such Force Majeure Event continues. At the conclusion of a Ford Majeure Event, the period of time so suspended shall be added to the dates, schedules and other performance-related matters under this Agreement.

17.      PROPRIETARY INFORMATION

        17.1 OBLIGATION TO MAINTAIN AS CONFIDENTIAL. Each Party acknowledges that in the course of the performance of this Agreement it may have access to Proprietary Information of the other Party. All Propriety Information shall be marked as "confidential" with an appropriate, legend, marking, stamp or other obvious written identification prior to disclosure. All Proprietary Information in tangible form of expression which has been delivered (or thereafter created by copy or reproduction pursuant to this Agreement) shall be and remain the property of the person which is disclosing such Proprietary Information (the "Disclosing Party"). Anything to the contrary contained herein notwithstanding, the definition of Grantor Proprietary Information shall be deemed to include the Utility Agreements.

         17.2     OBLIGATIONS CONCERNING PROPRIETARY INFORMATION

                  a. GENERAL RESTRICTIONS. Upon receiving Proprietary Information such Party (the "Receiving Party") shall keep in strict confidence and not disclose to any person (with the exception of employees, officers, directors, representatives, including, but not limited to, attorneys, accountants, contractors, and consultants, and affiliates of the Receiving Party, to the extent each such person or entity has a need to know in connection herewith) any of the Disclosing Party's Proprietary Information except as otherwise provided by the terms and conditions of this Agreement. The Receiving Party shall not use such Proprietary Information except for the purposes identified herein without the prior written approval of the Disclosing Party. The Receiving Party shall be solely liable for any breach of this Section 17 to the extent caused by its or its affiliates' employees, officers, directors, affiliates, or representatives.

                  b. EXCEPTIONS. The Receiving Party shall not be precluded from, nor liable for, disclosure or use of any Proprietary Information if.

                           (i) the Proprietary Information is in or enters the public domain, other than by a Breach of this Agreement;

                           (ii) the Proprietary Information is known to the Receiving party at the time of first receipt, or thereafter becomes known to the Receiving Party prior to or subsequent to such disclosure without similar restrictions from a source other than the Disclosing Party, as evidenced by written records;

                           (iii) the Proprietary Information is developed by the Receiving Party independently of any disclosure under this Agreement as evidenced by written records; or

                           (iv) the Proprietary Information is disclosed more than two (2) years after the date of first receipt of the disclosed Proprietary Information; or two (2) years after the Renewal Term whichever occurs later,

                           (v) disclosure of the Proprietary Information is compelled by a governmental authority, including, but not limited to any court or regulatory body, whether or not a protective order is sought or granted; provided, however, the Receiving Party shall notify the Disclosing Party of such request for disclosure to permit the Disclosing Party to take such action to prevent disclosure or obtain a protective order;

                           (vi) the Disclosing Party consents to the disclosure or use of the Proprietary Information; or

                           (vii) the Receiving Party has a reasonable belief that disclosure of the Proprietary Information is necessary for public safety reasons and has attempted to provide as much advance notice of the disclosure as is practicable.

         17.3 DISCLOSURES. The disclosure of Proprietary Information hereunder shall not be construed as granting any right of ownership in said Proprietary Information.

         17.4 SURVIVAL. This Section 17 shall survive any termination or expiration of this Agreement in accordance with this Section's terms.

18.      PUBLICITY AND ADVERTISING

         18.1 LIMITATIONS. In connection with this Agreement, neither Party shall publish or use any advertising, sales promotions, or other publicity materials that use the other Party's (or its affiliate's) logo, trademarks, or service marks or name without the prior written approval of the other Party, whose approval shall not be unreasonably withheld (provided, however, that withholding of such approval shall not be deemed unreasonable in the event that a Party's affiliate refuses, in its sole discretion, to consent to such use of its property or materials.). Except as provided in Section 18.2 below and subject to the foregoing sentence, each Party shall have the right to review and approve, which approval shall not be unreasonably withheld, any publicity materials, press releases or other public statements by the other Party in connection with this Agreement or the transactions contemplated herein. Unless otherwise agreed, neither Party shall release the existence of the text of this Agreement or any material portion thereof, other than in the form modified to remove all references to the identity of the other Party, to any person or entity other than the Parties, their legal counsel, their own and their affiliates' officers, directors, employees, and consultants, for any purpose other than those specified in
                  Section 18.2.

         18.2 EXCEPTIONS. This Section 18 shall not apply to reasonably necessary disclosures in or in connection with court or regulatory filings or proceedings, financial disclosures which in the good faith judgment of the disclosing Party are required by law or regulatory authority, or disclosures that may be reasonably necessary in connection with the performance of this Agreement or general disclosures of the Rates to end-users or prospective end-users of Grantee or Grantor.

19.      NO JOINT VENTURE

         19.1 In all matters pertaining to this Agreement, the relationship of Grantor and Grantee shall be that of licensor and licensee, and neither Grantor nor Grantee shall make any representations or warranties that their relationship is other than that of licensor' and licensee. This Agreement is not intended to create nor shall it be construed to create any partnership, joint venture, employment or agency relationship between Grantee and Grantor, and no Party shall be liable for the payment or performance of any debts, obligations, or liabilities of the other Party, unless expressly assumed in writing herein or otherwise. Each Party retain full control over the employment, direction, compensation and discharge of its employees, and will be solely responsible for all compensation of such employees, including social security, withholding and worker's compensation responsibilities.

20.      INDEMNIFICATION.

         20.1 INDEMNIFICATION BY GRANTOR. Grantor agrees to indemnify, defend and hold harmless the Grantee, its officers, directors, managers, employees, agents and contractors from and against all loss, damage, liability, costs and expenses (including reasonable attorney's fees and expenses) arising from any claims, demands, actions, suits, or proceedings related to or arising out of:

                  a. the installation, maintenance or operation by Grantor of Grantor's System or the management of Grantor's business with regard to Grantor's System, except to the extent such losses are caused or contributed to by any act or omission of the Grantee;

                  b. Grantor's failure to perform any term, condition or obligation under this Agreement;

                  c. any failure of any representation or warranty made by Grantor herein to be true in any material respect as of the date when made;

                  d. any claim by a customer of Grantor (other than Grantee, its subsidiaries or affiliates) relating to Grantor's provision of services, and

                  e. any claim by a third party resulting from the negligence or willful misconduct of Grantor.

         20.2 INDEMNIFICATION BY GRANTEE. Grantee agrees to, indemnify, defend and hold harmless the Grantor, its officers, directors, managers, employees, agents and contractors from and against all loss, damage, liability, costs and expenses (including reasonable attorney's fees and expenses) arising from any claims, demands, actions, suits, or proceedings related to or arising out of:

                  a. the installation, maintenance or operation by Grantee of Grantee's System or the management of Grantee's business with regard to Grantee's System, except to the extent such losses are caused or contributed to by any act or omission of the Grantor;

                  b. Grantee's failure to perform any term, condition or obligation under this Agreement;


                  c. any failure of any representation or warranty made by Grantee herein to be true in any material respect as of the date when made;

                  d. any claim by a customer of Grantee (other than Grantor, its subsidiaries or affiliates) relating to Grantee's provision of services, and

                  e. any claim by a third party resulting from the negligence or willful misconduct of Grantee.

         20.3 INDEMNIFICATION PROCEDURES. Each Party shall give prompt written notice of any Claim for which indemnification is or will be sought under this Section 20 and shall cooperate and assist the other Party in the defense of the Claim. The applicable Party shall bear the cost of and have the right to control the defense and shall have the right to select counsel after consulting with the other Party.

         20.4 SURVIVAL. This Section 20 shall survive any termination or expiration of this Agreement.


21.      ASSIGNMENT

         21.1     NO ASSIGNMENT. Except as permitted in this Section 21.1 and
                  Section 21.2 herein, neither Party shall assign, transfer, delegate or in any other manner dispose of, any of its rights, privileges or obligations under this Agreement without the other Party's prior written consent, which consent may not be unreasonably withheld. Any attempt to make any such assignment, transfer or disposition without such prior written consent of the other Party shall be null and void. Notwithstanding the foregoing, either Party may assign or transfer this Agreement without the other Party's written consent to entities controlled by, or controlling, or under the joint control of, the Party; in connection with any borrowing or any financing activity, provided, however, that such Party shall use its best efforts to obtain a non-disturbance or non-defeasance agreement for the benefit of the other Party from the assignee or transferee in connection with any borrowing or financing activity of such Party; or upon the merger, reorganization or sale of all or substantially all of the assets of the Party or a majority of the equity of the Party. Upon permitted assignment or transfer, the assigning or transferring Party will remain jointly and severally responsible for the performance under this Agreement, unless released in writing by the other Party. Any permitted assignee or transferee will expressly assume all liabilities hereunder prior to the effectiveness of any such assignment. Any transfer of property of Grantor included in or subject to this Agreement may be made by Grantor provided the person acquiring such property takes it subject to this Agreement. Nothing in this Section 21 shall limit or apply to Grantor's right to lease, sublease, license, sublicense or otherwise grant similar rights in the Grantor Fibers to Third Parties.

         21.2 AGREEMENT BINDING; ASSIGNEES. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns where permitted by this Agreement. It shall be a condition of any merger, reorganization or sale of all or substantially all of the assets of a Party or a majority of the equity of a Party that the surviving or purchasing entity assume all liabilities and obligations of the predecessor or transferring Party under this Agreement.

22.      NOTICES

         22.1 PROGRAM MANAGERS. Each Party shall designate a Program Manager. Whenever either Party is entitled to approve a matter, the Program Manager for the Party responsible for the matter shall notify the Program Manager of the other Party of the nature of such matter. The Program Managers shall discuss such matter, and each Program Manager is confer on such a matter on behalf of his/her company. The foregoing notwithstanding, in no event shall Program Managers be authorized to amend the provisions of this Agreement.

         22.2 FORM AND ADDRESS. All notices, invoices and other communications from either Party to the other hereunder shall be in writing and shall be deemed received (i) upon actual receipt when personally delivered, (ii) upon acknowledgment of receipt if sent by facsimile, (iii) upon the expiration of the third business day after being deposited in the United States mails, postage prepaid, certified or registered mail, or (iv) upon the expiration of one business day after being deposited during the regular business hours for next-day delivery and prepaid for overnight delivery with a national overnight courier company, addressed to the other Party as follows:

                  a.  As to Grantor:   Fiber Technologies Operating Company, LLC
                                       Attn: Chief Operating Officer
                                       140 Allens Creek Road
                                       Rochester, New York  14618
                                       Fax:  (716) 442-8845

         With a copy to:.              Fix, Spindelman, Brovitz, Tark,
                                       Himelein & Sbukoff, P.C.
                                       Attn:  Richard S. Brovitz, Esq.
                                       1400 Crossroads Building
                                       2 State Street
                                       Rochester, New York  14614
                                       Fax:  (716) 232-4791

                                       Edwards and Angell, LLP
                                       Attn:  Richard G. Small, Esq.
                                       2800 Bank Boston Plaza
                                       Providence, RI  02903
                                       Fax:  (401) 276-6611

                  b.  As to Grantee:   Choice One Communications, Inc.
                                       Attn:  VP, Engineering and Network
                                       100 Chestnut Street, Suite 700
                                       Rochester, NY  14604
                                       Fax:  (716) 530-2837

         With a copy to:               Choice One Communications, Inc.
                                       Attn: General Counsel
                                       100 Chestnut Street, Suite 700
                                       Rochester, NY 14604
                                       Fax:  (716) 530-2734

Each Party may change its addresses by giving the other Party notice thereof in conformity with this Section 22. Any payments made under this Agreement, if made by mail, shall be deemed to have been made on the date of receipt thereof.

         22.3 DAMAGE AND OUTAGE NOTIFICATION. In the event that the Cable is damaged for any reason, the Party discovering such damage shall notify the other Party of said damage by telephone at:

                  a.  As to Grantor:   To be determined.

                  b.  As to Grantee:   To be determined.

                  These are 24 hour, 7 day per week emergency notification numbers. Calls shall be directed to the Supervisor on Duty, and the caller should be able to provide the following information:

                           (i)      Name of company making report;

                           (ii)     Location reporting problem;

                           (iii)    Name of contact person reporting problem;

                           (iv) Telephone number to call back with progress report;

                           (v) Description of the problem in as much detail as possible;

                           (vi). Time and date the problem occurred or began, and

                           (vii)    If appropriate, a statement that an
                                    emergency exists and that a problem presents a threat to the -property of Grantor, Grantee or a Third Party.

                  Should the damage result in a outage of service or need for emergency repair, procedures for notification and escalation shall be cooperatively prepared by the Parties during the term of the Agreement.

23.      RELOCATION AND CONDEMNATION

         23.1 RELOCATION. In the event that Grantor is required by any governmental or non-governmental Third Party, pursuant to any Utility Agreement or otherwise, to relocate all or any portion of the Cable, including the Grantee Fibers, Grantor shall give Grantee sixty (60) days (or such lesser period of notice as Grantor may have received from the third party) of any such relocation. Grantor will relocate the Cable as required and will use its commercially reasonable efforts to secure an agreement for reimbursement for the costs of such relocation from any third party requiring such relocation. In the event that Grantor is not reimbursed by such third party for the costs of relocation, Grantee will pay to Grantor its Pro Rata share of the Actual Costs associated with the relocation of the Cable.

         23.2 CONDEMNATION. In the event that any portion of the Grantee Fibers, and/or any portion of the Utility Agreements related to the installation of the Grantee Fibers, become the subject of a proceeding, which is not dismissed within one hundred eighty (180) days after the date of commencement of said proceeding and which could reasonably be expected to result in a taking by any governmental agency or other party having the power of eminent domain for public purpose or use, both Parties shall be entitled, to the extent permitted by law, to participate in such condemnation proceeding for compensation by either joint or separate awards for the economic value of their respective interests in the Grantee Fibers that are subject to the condemnation proceeding.

24.      OPTION TO LICENSE ADDITIONAL FIBERS.

         24.1 OPTION. Grantee shall have the option to accept an exclusive, IRU under the terms and conditions of this Agreement for an additional eight (8) Fibers in each of the Designated City Routes. This option must be exercised by Grantee giving written notice thereof to Grantor on or before the one hundred twentieth (120) day after the date that Grantor has given Grantee written notice that Grantor has entered into binding agreements for the lease, license or other grant of use for sixty percent (60%) of the Fiber Miles in the applicable Designated City Route. If Grantee fails to exercise said option within said time limit, said option will immediately expire and be of no further force and effect.

         24.2 USE CHARGE. In the event that Grantee shall duly exercise its option to obtain an IRU for the use of additional fibers in a Designated City Route pursuant to this Section, Grantee will pay Grantor an additional Use Charge for the grant of the IRU in such Designated City Route as follows:

                  a. If the option -is exercised during the MFN Period, an amount which shall be equal to either (1) the Use Charge charged to any other customer of Grantor which is (i) not affiliated with Grantee in any way, (ii) and to whom Grantor has leased or licensed the use of Fibers within the Designated City Route in which Grantee has exercised its option, (iii) and which has leased or licensed from Grantor less than one hundred twenty five percent (125%) of the total Fiber Miles that Grantee has licensed from Grantor, and (iv) which is paying a Use Charge to Grantor on an annual or more frequent periodic basis, or (2) the Use Charge charged to Grantee for the Grantee Fibers in such Designated City Route pursuant to this Agreement, whichever is less; or

                  b. If the option is exercised after expiration of the MFN Period, the Use Charge charged to Grantee for Grantee Fibers in such Designated City Route after expiration of the MFN Period as set forth in Exhibit "E" attached hereto.

25.      EXERCISE OF RIGHT

         No failure or delay on the part of either Party in exercising any right, power or privilege hereunder and no course of dealing between the Parties shall operate as a waiver thereof, unless otherwise specifically provided in this Agreement, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

26.      ADDITIONAL ACTIONS AND DOCUMENTS

         Each of the Parties hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed, such further documents and instruments, and to use its best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement whether at or after the execution of this Agreement.

27.      HEADINGS

         The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Such headings shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

28.      INCORPORATION OF EXHIBITS

         The Exhibits referenced in and attached to this Agreement shall be deemed an integral part hereof to the same extent as if written in whole herein. In the event that any inconsistency exists between the provisions of this Agreement and any Exhibits attached hereto, the provisions of this Agreement shall supersede the provisions of any, such Exhibits.

29.      COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. This Agreement may also be executed via counterpart facsimiles upon (a) the telecopy by each Party of a signed signature page thereof to the other Party, with return receipt by telecopy requested and received and (b) the Parties' agreement that they will each concurrently post by overnight courier, a fully executed original counterpart of the Agreement to the other Party.

30.      APPLICABLE LAW

         This Agreement shall be construed under and in accordance with the laws of the State of New York.

31.      PRIOR AGREEMENTS; MODIFICATIONS

         This Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous understandings, commitments or representations concerning the subject matter. All Exhibits form part of, and are integral to, this Agreement, and any reference to this Agreement includes reference to any and all Exhibits hereto. Each Party acknowledges that the other Party has not made any representations other than those that are contained herein. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by an authorized officer of the Party against whom the amendment, modification or waiver is sought to be enforced.

32.      SEVERABILITY

         Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any law, such law shall prevail; provided, however, that in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, and no other provisions of this Agreement shall be affected thereby and all such other provisions shall continue in fall force and effect.

33.      BINDING EFFECT

         This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

                              FIBER TECHNOLOGIES OPERATING COMPANY, LLC

                              By:   Fiber Technologies, LLC, its sole member


                              By:   /S/ FRANK CHIAINO
                                    --------------------------------
                                    Frank Chiaino, Chief Operating Officer


                              CHOICE ONE COMMUNICATIONS INC.


                              By:   /S/ STEVE M. DUBNIK
                                    --------------------------------
                                    Steve M. Dubnik
                                    President and CEO

                                   EXHIBIT "A"

                                   City Routes

[Confidental Treatment sought for this Schedule]

                                  EXHIBIT "A-1"

                 Choice One Selected Fiber Rings and Fiber Spurs

[Confidental Treatment sought for this Schedule]

                                    EXHIBIT B

                                CABLE PARAMETERS

CONSTRUCTION

Manufacturers:             Coming and/or Lucent

Fiber type:                Single Mode
                           Loose Tube
                           Matched Clad

Buffer.                    Loose Buffer Tube
                           Gel Filled and/of Dry Block
                           PBT Material'
                           Nominal Diameter 2.8mm

Assembly:                  #TBD Tubes Cables Around an UPJacketed Central GRP
                           Strength Element

Binder:                    Water Swellable Tape, 25% Overlap

Strength Member:           Aramid Yarn(all Dielectric)

Jacket:                    Polyethlene
                           Nominal Wall:  1.52mm
                           Nominal Diameter:  12.2mm
                           Color:  Black
                           Labeling:  Fiber Technologies 1-800-497-5578

Cable Fillers:             Polyethylene Construction Employed to Produce a Round
                           Construction

MECHANICAL

Crush Resistance:          2000 N/cm.
Tensile Load:              2700N(600 lbs)
Impact Resistance:         2000 impacts with a 1.6N*m force
Min Bend Radiuis:          15x Cable Diameter Long term, 20x Cable Diameter
                           Short Term
Operating Temp:            -40 degrees Celsius to +70 degrees Celsius
Storage Temp:              -50 degrees Celsius to +80 degrees Celsius

OPTICAL

Mode Field Diameter:       9.30 +/- .050 microns @ 1310 nm

Cladding Diameter:         125 +/- 10 microns

Coating Diameter:          245 +/- 10 microns

Core Clad Concentricity:            </=  0.8 microns

Cladding Non-Circularity:           </= 1.0%

Coating-Cladding Concentricity:      <12 microns

Glass Type:                 8/125 microns

Operating Wavelength:               1310/1550nm

Max Attenuation:                         0.45/0.35 dB/km to 0.35/0.25 dB/km

Zero Dispersion Wavelength:                      >/= 1301.5mn and </= 1321.5n-m

Zero Dispersion Slope:              >/= 0.092ps/((nm*nm)*km)

Fiber Polarization Mode Dispersion Coefficient:         </= 0.5 psec/sq rt of km

Cable Cutoff Length:                </= 1260nm

Point Discontinuity:        No point discontinuity greater than 0.10dB at either
                            1310nm or 1550 nm.

Attenuation at the Water Peak:  The attenuation at 1383 +/-3 nm shall not exceed
                                2.1 dB/km.

Proof Test:-               >/= 100kpsi

                                    EXHIBIT C
                                 ROUTE MILES BY
                                   CITY ROUTES
                                 FOR PURPOSES OF
                                   SECTION 4.1

                                  Route Mileage

[Confidental Treatment sought for this Schedule]

                                   EXHIBIT "D"

                       PROPOSED SCHEDULE FOR INSTALLATION

 [Confidental Treatment sought for this Schedule]

                                   EXHIBIT "E"
                                   USE CHARGE

          [Confidental Treatment sought for this Schedule]

                                    EXHIBIT F
                        TESTING AND ACCEPTANCE PROCEDURES

1.0      SPLICING AND TERMINATIONS

         1.01 Fibers shall be spliced with one to one correspondence. All splicing shall be done in accordance with GRANTOR specifications, manufacture's recommendations, and each Agency's standard construction requirements.

         1.02 All fibers are to be fusion spliced and organized, placed and secured in the splice closure-equipment provided by GRANTOR.

         1.03 All splicers are responsible for notifying GRANTOR of an out spec splice. Failure to do so will result in the splicer having to reenter the enclosure and resplice at splicers own expense.

         1.04     Splicing at Active Locations

                  1.04.1 If splicing at active locations is required, special care and precautions are required. Close supervision and monitoring of this work is necessary and the provisions of these specs will be adhered to.

                  1.04.2 GRANTOR will identify all work locations where active fibers are present and identify which fibers within the cable are active. Additionally, all work within a cable containing active fibers will be performed within a specified maintenance window. GRANTOR will coordinate the time frames for the maintenance windows. GRANTOR will work closely with the splicers to schedule the maintenance windows and notify splicers of any possible changes in the schedule. A minimum of two days notice is required to reschedule maintenance windows.

                  1.04.3 Additionally, all splicers will be required to have on hand at time of splicing enough materials to make temporary and permanent repairs to active fibers damaged during the course of work.

                  1.04.4 In the event that active fibers are damaged during the course of work splicer shall work as directed by GRANTOR Project Management. Immediately take whatever steps are necessary to reestablish service on the active fibers and repair the- damaged fibers. Submit a written report to the GRANTOR Project Management detailing the events leading up to the damage, the corrective actions taken, and what steps will be implemented by subcontractor to prevent damage during future work.

2.0      TESTING

         2.01 Testers will notify GRANTOR seventy-two (72) working hours prior to performing any final end to end testing.

         2.02 After tester has provided end to end connectivity on the fibers, bi-directional end to end testing done. Continuity tests will be done to verify that no fibers have been transposed or crossed in any of the splice points. Loss measurements will be recorded using a laser source and a power meter at 1550nm. OTDR traces will be taken at 1550nm and splice loss measurements will be recorded. Tester will save each OTDR trace to diskette and provide to GRANTOR for evaluation. In addition Tester is to provide powermeter test data to GRANTOR in hard copy.

         2.03 It is imperative to verify that all fibers have one to one continuity on the new cable. This should be done at the fiber level, not just the pigtail level. For each pigtail, visual inspection will be used to verify fiber color and buffer color. Once the fiber color and the buffer color have been recorded, a laser light source will be attached and a power meter reading at the far end. Then at the far end, visual inspection should be used to verify the fiber color and the buffer tube color of the fiber receiving light. Then power level readings should be taken in the opposite direction. The power measurements should be made at 1550nm unless otherwise specified.

         2.04 The test results for the bi-directional testing are as follows:

                  2.04.1 The objective for each splice is a loss of .06 dB absolute or less bi-directionally. If after five(5) splice attempts, splicer is not able to produce a loss value of .06 dB or less, splicer will notify the GRANTOR on site Project Manager and perform an additional (3) attempts, which will be documented by the Project Manager. If after the (3) attempts, the splicer cannot obtain the .06 dB loss value, then the splice will be marked as Out Of Spec(OOS) and initialed by GRANTOR on the data sheet.

         2.05 GRANTOR approved OTDR test instruments are to possess the following features:

                           -  Laser Precision/GN Nettest software compatibility
                           -  Minimum dynamic range of 34.0 dB
                           -  Minimum overall range of 120 km
                           -  1310/1550nm laser source
                           - 3.5" floppy disk drive for trace recording and storage

         2.06 On the attached data sheets, all cable information must be filled in by splicer and verified by an GRANTOR representative. These two forms are to contain the following information:

                  2.06.1 The End to End Attenuation Loss Power Meter Test Form will be used to verify continuity from end to end. In addition, the power level readings taken with a laser source and power meter must be recorded for every fiber on this sheet. In the column marked fiber, the fiber color must be re corded. In the buffer column, the buffer tube or ribbon color must be recorded.

                  2.06.2 The OTDR Splice Loss Test Form is used to record information about the fiber cable between the two splice points. One sheet should be used for each pair of sites. Cable manufacture, cable type, glass type, cable reel number, number of fibers, and number of fibers per tube must be recorded for each section of cable between splice points. The distance from site A must be recorded for each splice point.

                  2.06.3 Optical cable "Birth Certificates" are to attached to the End to End Attenuation Loss Power Meter Test Form for the corresponding reel.

         2.07     OTDR testing is to be conducted using a Laser
                  Precision/Nettest Software compatible OTDR, suitable for the optical lengths of these spans.

         2.08     OTDR testing to be conducted at 1550nm unless specified.

         2.09 All fibers inclusive to any span are to be OTDR tested using the same range/resolution and pulse width settings to insure consistency in the test results.

         2.10     Use 3:00 minute averaging, a minimum for each-span.

                  Note - If GRANTOR determines that a 3:00 minute sample period is too long and the tester can obtain a "good" trace representation of the fiber being tested then a reduced sampling period can be applied. If however the tester uses less than 3:00 minutes, and the results are inadequate, the span will be OTDR tested again for a longer period at the tester's expense.

         2.11 Traces are to be stored electronically on a 3.5" floppy diskette storage media and submitted to GRANTOR via Federal Express Standard Overnight Delivery.

         2.12 Trace file format and File labeling will be provided by GRANTOR prior to any testing.

         2.13     Bonding and Grounding

                  2.13.1 Splicer shall perform bonding and grounding of all cables. All bonding and grounding shall be performed in accordance with the splice case manufacture's Standard Practice and Installation manuals.

                  2.13.21 All bonds shall be clean and free of debris and sealed within the splice closure.

                  2.13.3 Grounding and ground rod placement is to be done as per design.

                  2.13.4 Splicer is to be responsible for supplying All grounding material, i.e. ground rods, ground lugs, and ground wire.

         2.14     Fiber Cable Reel Acceptance Testing

                  2.14.1 Fiber Optic Cable Installer shall be responsible for on-reel verification prior to placement. Tester may elect to test each fiber on every reel with an OTDR in one direction at 1550nm to determine the continuity of the fiber cable. Tester shall immediately notify GRANTOR in writing of any damaged or non-conforming fibers. Installer assumes full responsibility for the cable three(3) days after Installer receipt of the cable, unless GRANTOR is notified in writing of such damage or non-conforming fibers.

3.0      RESTORATION.

         3.01 Upon notification of a Possible damaged fiber, GRANTOR will dispatch technicians to site to locate damage. This process shall take no more than Two(2) hours. The technicians shall quickly assess the information provided by the local contact. A visual inspection of the fiber to determine to what extent the fiber may be structurally damaged.

         3.02 If no damage is apparent visually, the technician will proceed to the nearest location that allows him to perform and OTDR Test. The technician will then calculate where the damaged fiber is located along the ran and again visually inspect that length of cable.

         3.03. Upon finding the damaged region of cable, the technician will perform only the temporary restoration necessary to regain use of the damaged fiber. In no way should the Technician jeopardize the other undamaged fibers during this restoration.

         3.04 All permanent restorations will be made at off peak use time of the fiber plant with coordination of all companies leasing fibers in that particular span. GRANTOR Project Management will supervise all restoration efforts to ensure timeliness and quality of repair.

         4.0      Delivery and Acceptance by Grantee

                  For each Route Segment, Grantor shall deliver to Grantee written notice of the delivery of the Grantee Fibers which include the written test results for each such Route Segment delivered to confirm that the Route Segment is within the specifications defined in this Exhibit F. Grantor shall have forty-five (45) days after notification of delivery to complete its own testing and confirm the test results provided by the Grantor ("Acceptance Period"). Unless Grantee sends written notice of its objection to the test results of the Grantor within the forty-five (45) day Acceptance Period, which sets forth the manner in which the Cable has failed to comply with the standards set forth herein. Grantee shall be deemed to have accepted the Route Segment and Grantor may initiate invoicing for the Route Segment from the date notice was provide of the delivery. If Grantee sends a notice of non-acceptance, Grantor shall take necessary action to restore or repair the Cable to the required acceptance standard.

                                    EXHIBIT G

                   LIST OF CHOICE ONE REGIONAL SWITCH CENTERS

                          CONFIDENTIAL AND PROPRIETARY

         [Confidental Treatment sought for this Schedule]

                      FAIR MARKET RATE APPRAISAL PROCEDURE

[Confidental Treatment sought for this Schedule]